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                        [Cooley Goodward LLP Letterhead]

                                                                     Exhibit 5.1

April 13, 2000

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063

Ladies and Gentlemen:

We have acted as counsel for BroadVision, Inc. (the "Company" or "BroadVision"), in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of January 26, 2000, by and among BroadVision, Infiniti Acquisition Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of BroadVision ("Merger Sub"), and Interleaf, Inc., a Massachusetts corporation ("Interleaf"). This opinion is being furnished in connection with a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offer and sale of up to 2,608,343 shares of common stock (the "Shares"), to be issued in connection with the merger of Merger Sub with and into Interleaf.

In rendering this opinion, we have examined the following documents (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the minutes of the Board of Directors' meeting convened on January 25, 2000; (iii) the Registration Statement; and (iv) such other documents, legal opinions, precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide the basis for the below opinion.

We are of the opinion that the Shares, which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

COOLEY GODWARD LLP

By: /s/ JAMIE E. CHUNG
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Jamie E. Chung